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                                                                   EXHIBIT 99.1


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AG-CHEM EQUIPMENT CO., INC.

         Ag-Chem manufactures and distributes off-road equipment primarily for use in fertilizing agricultural crops, the application of crop protection chemicals to crops, and, to a lesser extent, industrial waste treatment applications and other industrial uses. Unlike most of its competitors which sell through distributors, Ag-Chem sells a majority of its products directly to end-users of the equipment, which include fertilizer dealers, farm cooperatives, large growers, municipalities, waste disposal contractors and mining and construction companies. Ag-Chem was incorporated in Minnesota in 1963.

         Ag-Chem focuses on "Site-Specific Agriculture" through its SOILTEQ products, specifically SOILECTION(R) and other high-tech hardware and software product offerings. Ag-Chem's site-specific technology uses computers, satellites and digitized maps to enable application equipment to selectively apply fertilizers and other chemicals to specified locations in a single pass. With this process, inputs are placed only in areas where they can be used by the crop, and excess application is minimized. The effects of such a process are optimal economic performance and potentially positive environmental benefits.

ACQUISITION OF AG-CHEM

         In November 2000, AGCO Corporation agreed to acquire Ag-Chem for $247 million in stock and cash, subject to certain closing conditions. The merger agreement provides that AGCO will acquire Ag-Chem and all of the outstanding Ag-Chem common stock in exchange for a combination of cash and shares of AGCO common stock. The value of this combination will be $25.80 per share of Ag-Chem common stock.

         AGCO, headquartered in Duluth, Georgia, is a global designer, manufacturer and distributor of agricultural equipment and related replacement parts. AGCO products are distributed in 140 countries. AGCO offers a full product line including tractors, combines, hay tools, sprayers, forage equipment and implements through more than 8,200 independent dealers and distributors around the world. AGCO products are distributed under the brand names AGCO(R), Allis, AGCOSTAR(R), Farmhand(R), FENDT(TM), Fieldstar(R), GLEANER(R), Glencoe(R), Hesston(R), Massey Ferguson(R), New Idea(R), Spra-Coupe(R), Tye(R), White Tractors, White Planters and Willmar(R). AGCO provides retail financing through AGCO Finance in North America and through Agricredit in the United Kingdom, France, Germany, Ireland, Spain and Brazil. In 2000, AGCO had sales of $2.3 billion.


         The composition of the combination of AGCO common stock and cash that Ag-Chem shareholders will receive will depend upon the closing price of AGCO common stock on the trading day immediately prior to the merger. In addition, the transaction has been designed to provide the most favorable tax results possible for Ag-Chem shareholders depending upon the amount of AGCO common stock issued. As a result, at some AGCO market prices, the merger is a "forward merger" for corporate law purposes--and generally the receipt of the stock portion of the purchase price will be tax free--and at others it is a "reverse merger" that is fully taxable.

         The following table shows the relative amounts of cash and stock, and in general, the taxability of the receipt of the stock, depending upon the market price of AGCO common stock:

                                                                                              Is AGCO Stock Portion
If the AGCO Common Stock         Ag-Chem Shareholders will                                    Taxable to Ag-Chem
Price is:                        Receive:                       Structure of Transaction:     Shareholders?
------------------------         -------------------------      -------------------------     ---------------------

$10.48 or greater                AGCO common stock with a       "Forward merger"                           No
                                 market value of $12.90         (Ag-Chem merges into
                                 (1.2317 shares or fewer);      subsidiary of AGCO).
                                 $12.90 in cash.

$8.38 to $10.47                  AGCO common stock with a       "Forward merger."                          No
                                 market value of between
                                 $10.32 and $12.90 (1.2317
                                 shares); remainder in cash
                                 (between $12.90 and $15.48).

$6.10 to $8.37                   AGCO common stock  with a      "Reverse merger"                           Yes
                                 market value of between 0      (subsidiary of AGCO merges
                                 and $10.31, as elected by      into Ag-Chem).
                                 AGCO in its discretion;
                                 remainder in cash (between
                                 $15.49 and $25.80).

$6.09 or below                   Same as for $6.10 to $8.37     "Reverse merger" unless                  Yes/No
                                 except AGCO may elect to       AGCO makes election in
                                 obtain stockholder approval    which event "forward
                                 and issue AGCO common stock    merger."
                                 with a market value of
                                 $10.32 and $15.48 in cash.


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         The price ranges listed above are subject to increase if Ag-Chem shareholders exercise any dissenters' rights and for cash paid in lieu of fractional AGCO shares.

         In the event that the AGCO common stock price is $6.09 per share or less, AGCO may terminate the merger agreement or may seek to obtain approval of its stockholders for issuing additional shares of common stock. In light of AGCO's recent share price (on March 26, 2001 the closing price was $9.73 per share), its general price stability and its 52-week low of $9.12, AGCO believes that the likelihood that AGCO's share price will fall to $6.09 is remote. If AGCO elects to seek stockholder approval, which would substantially delay the closing, Ag-Chem is entitled to terminate the merger agreement.

         Because the value of the shares of AGCO common stock for purposes of determining whether the merger will be a forward or reverse merger will not be determined until the time of the merger, Ag-Chem shareholders will not know at the time of the Ag-Chem special meeting whether the forward merger structure or the reverse merger structure will be used. If AGCO shares continue to trade above $8.38, AGCO expects the closing to occur on the same day. If the price of AGCO's shares falls below $6.10, the merger may be terminated by either AGCO or Ag-Chem or, at AGCO's discretion, closing may be delayed, but no later than June 30, 2001.

         With respect to each share of AGCO common stock that is issued, Ag-Chem shareholders also will receive one preferred share purchase right under AGCO's shareholder rights plan. In addition, to the extent that less than 11,800,000 shares are issued in a reverse merger, Ag-Chem shareholders will have the right to subscribe to purchase the shortfall. The subscription rights may be exercised within thirty days from completion of the merger. The subscription price for the shares will be $8.38 per share or a per share price equal to 105% of the average closing price of AGCO common stock on the ten-day period prior to the merger (whichever is less). In the event that the rights are oversubscribed, they will be allocated on a pro-rata basis among Ag-Chem shareholders.

         On March 30, 2001, AGCO and Ag-Chem jointly announced that the SEC review process in connection with the Proxy Statement/Prospectus for the proposed acquisition by AGCO of Ag-Chem was complete and that copies of the Proxy Statement/Prospectus were being mailed to Ag-Chem shareholders. Ag-Chem has called a special meeting of shareholders for April 16, 2001 to consider and vote upon the acquisition. In their joint announcement, AGCO and Ag-Chem stated that, although they intend to complete the acquisition as soon after the special meeting as practicable, there can be no assurance as to whether or when the acquisition would be completed.